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                                                                    EXHIBIT 21.1


                               LIST OF SUBSIDIARIES


Vocus Acquisition LLC, a Maryland limited liability company

Vocus GS Holdings, LLC, a Maryland limited liability company

PAT LLC, a Maryland limited liability company

Vocus International Holdings LLC, a Maryland limited liability company

Vocus Europe Limited, a United Kingdom corporation